EXHIBIT 99.6



                   Ladenburg Thalmann Financial Services Inc.
                         590 Madison Avenue, 34th Floor
                            New York, New York 10022


                                                     __________, 2002

To:      Securities Dealers, Commercial Banks, Trust Companies and Other
         Nominees

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Ladenburg Thalmann Financial Services Inc., a Florida corporation (the "Company"), of non-transferable subscription rights (the "Subscription Rights") to purchase an aggregate of ________ shares of common stock, par value $0.0001 per share (the "Common Stock"), at a subscription price of $___ per share of Common Stock (the "Subscription Price"). The Subscription Rights were initially distributed on ________, 2002 (the "Subscription Rights"), to all holders of record of shares of the Company's Common Stock, as well as holders of its options, warrants and senior convertible promissory notes, as of the close of business on _______, 2002 (the "Record Date"). Each Subscription Right also carries the right to over-subscribe at the Subscription Price for an unlimited number of additional Shares (to the extent available, subject to proration). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Rights Certificate registered in your name or in the name of your nominee.

         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one (1) Subscription Right for every ___ shares of Common Stock owned, or deemed owned, by such beneficial owner.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

         Enclosed are copies of the following documents for you to use:

         1.       a prospectus;

         2. instructions for use of the Company's Subscription Rights Certificates;

         3.       a form of letter from the Company to its shareholders;

         4.       a notice of guaranteed delivery;

         5. a form of letter which may be sent to your clients for whose accounts you hold the Company's Common Stock registered in your name or in the name of your nominee;

         6. a beneficial owner election form, on which you may obtain your clients' instructions with regard to the Subscription Rights;

         7.       a nominee holder certification form; and

         8. a return envelope addressed to American Stock Transfer & Trust Company, as subscription agent.

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Your prompt action is requested. The Subscription Rights will expire at 5 p.m.
New York City time on ________, 2002 (the "Expiration Date").

         To exercise Subscription Rights, properly completed and executed Subscription Rights Certificates and payment in full for all Subscription Rights exercised must be delivered to the subscription agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed in lieu of delivery of a Subscription Rights Certificate prior to the Expiration Date.

         Additional copies of the enclosed materials may be obtained by contacting Joseph Giovanniello Jr., Secretary of Ladenburg Thalmann Financial Services Inc., at (212) 409-2544.

                                                     Sincerely,



                                                     ------------------------
                                                     Victor M. Rivas
                                                     President and
                                                     Chief Executive Officer